                                                                  EXHIBIT 2.5.15



                            TIME BROKERAGE AGREEMENT


         THIS TIME BROKERAGE AGREEMENT (this "Agreement") is made and entered into as of December 23, 1996, by and among GOLDEN WEST BROADCASTERS, a California corporation ("Licensee"), and CLEAR CHANNEL RADIO, INC., a Nevada corporation ("Programmer"), with reference to the following facts:

                                    Recitals

         A. Licensee is authorized to operate radio station KSCA(FM), Glendale, California (the "Station") pursuant to a license issued to Licensee by the Federal Communications Commission (the "FCC");

         B. The parties have entered into an Option Agreement, of even date herewith (the "Option Agreement"), pursuant to which Programmer has an option to buy certain of the assets relating to the Station, including all FCC licenses (the "Option");

         C. Licensee desires to obtain a regular source of programming and income which will sustain the operation of the Station; and

         D. Programmer desires to purchase time on the Station for the broadcast of programming on the Station and for the sale of advertising time included in that programming.

                                   Agreement

         NOW, THEREFORE, in consideration of the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

                 1. Time Sale. Subject to the provisions of this Agreement and to applicable rules, regulations and policies of the FCC, Licensee agrees to make the Station's broadcasting transmission facilities available to Programmer for broadcast of Programmer's programs on the Station originating either from Programmer's studio or from Licensee's studio. Programmer will have the right to broadcast on the Station up to twenty-four
(24) hours of programming each day during the Term (as defined in Section 2 below); provided, however, Licensee shall be entitled to reserve up to four hours as it determines is necessary to comply with the FCC's policies regarding the broadcast of public affairs' programming, including Spanish programming relating to the Autry Museum of Western Heritage. The time period during which such public affairs' programming is aired shall be mutually determined by Licensee and Programmer. During the Term, Programmer shall provide all on-air personnel for programming originated by Licensee. During the Term, Programmer shall have the sole responsibility for setting the terms and conditions of
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employment for on-air personnel used in Licensee's programming and for determining which on-air personnel shall be utilized in Licensee's programming. Programmer shall be responsible for delivering its programming and/or Programmer's programming audio signal, suitable and ready for broadcast, to the Station.

                 2. Term. The term of this Agreement shall begin on the Effective Date and shall continue until the exercise of the Option and the closing of the sale of the assets of the Station pursuant to the terms of the Asset Purchase Agreement contemplated by the Option Agreement (the "Asset Purchase Agreement"), unless earlier terminated in accordance with Section 14 hereof, (the "Term").

                 3. Consideration. As consideration for the air time made available hereunder during the Term, Programmer shall (a) pay to Licensee a monthly fee of $8,333.33, and (b) Programmer shall reimburse Licensee for (i) all reasonable operating expenses for the Station and its transmission facilities, including, without limitation, rent, salaries, maintenance costs, taxes (other than income taxes), licensing fees and royalties and premiums for insurance on the Station's equipment and facilities; provided, however, the amounts reimbursed under this clause (i) (other than fees payable to BMI, ASCAP or SESAC) shall not exceed the annual amounts set forth on Exhibit A attached hereto,(ii) all reasonable capital expenditures not covered by insurance necessary to maintain the Station's equipment and transmission facilities in good working order and repair (provided, however, any capital expenditure in excess of $10,000 shall require the prior consent of Programmer, which consent shall not be unreasonably withheld), and (iii) all amounts, up to a maximum of $550,000, payable by Licensee to employees terminated by Licensee as a result of Licensee entering into this Agreement or the closing of the acquisition of the assets of the Company contemplated by the Asset Purchase Agreement. The fee payable under clause (a) shall be paid on or before the first day of each month, except the fee for the first month shall be paid on the Effective Date, and the fee payable for any partial month shall be pro-rated. The amounts payable under clause (b) shall be paid within 15 days after paid invoices are presented to Programmer. Licensee shall be responsible for operating costs of the Station (subject to reimbursement by Programmer hereunder). Programmer shall furnish the materials and personnel for programming it provides hereunder and shall be responsible for all costs related to the production of, broadcast of, and sale of advertising time on the programming it provides hereunder, including, without limitation, salaries and commissions for air personnel, salespersons, employees and other personnel, promotional expenses and licensing fees. Without limiting the generality of the prior sentence, Programmer shall be solely responsible for setting the terms and conditions of employment for all on-air personnel for the programming it provides, including, without limitation, setting the wages and benefits for such on-air personnel; scheduling, directing and




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assigning such on-air personnel; and hiring, firing, promoting, demoting, and disciplining such on-air personnel, and Licensee shall have no responsibility for setting the terms and conditions of employment for on-air personnel for programming provided by Programmer hereunder. Notwithstanding anything to the contrary contained herein, upon expiration of the lease for Licensee's studio and office premises, during the Term Programmer shall provide station and office premises for Licensee at the Station's main studio.

                 4. Performance of Air Time and Contracts. Effective on the Effective Date, Licensee hereby assigns to Programmer, and Programmer hereby assumes from Licensee, (a) all obligations of Licensee under the barter agreements set forth on Exhibit B (collectively "Barter Agreements") arising or to be performed on or after the Effective Date and all rights and benefits under the Barter Agreements, including all unused goods and services, and (b) all obligations of Licensee under cash orders for advertising to be aired on or after the Effective Date on the Station which may be canceled without penalty. Licensee represents and warrants to Programmer Exhibit B attached hereto contains a list of the balance (as of the date hereof) of advertising owed under all Barter Agreements on or after the date hereof and all unused goods and services under the Barter Agreements. Programmer agrees Licensee shall have no obligation to reimburse Programmer for any goods or services received by Licensee under the Barter Agreements prior to the date hereof that have been used. Effective on the Effective Date, during the Term Programmer hereby agrees to perform and pay (without duplication of the reimbursement obligations of Programmer under Section 3) all obligations of Licensee under the agreements listed on Exhibit C attached hereto arising or to be performed on or after the Effective Date, and the parties agree to cooperate with each other in having the other parties to such agreements perform directly for the benefit of, and accept performance and payment directly from, Programmer. Licensee acknowledges the programming provided hereunder by Programmer will be in Spanish. Licensee represents and warrants to Programmer that such change in format will not cause Programmer to have to compensate any party to any Barter Agreement for any unused advertising under such Barter Agreement.

                 5. Licensee's Authority. Notwithstanding anything to the contrary in this Agreement, Licensee shall have full authority and power over the operation of the Station during the Term and the full responsibility to comply in all material respects with the Communications Act and all FCC rules and regulations. Notwithstanding the foregoing, Licensee shall have no power to set the terms and conditions of employment for on-air personnel utilized for programming broadcast on the Station originated by Licensee or Programmer. Licensee shall retain the right to interrupt or preempt Programmer's programming at any time if Licensee determines the programming is not in the public interest or violates this Agreement, or in case of an emergency





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or Emergency Broadcast System or any successor system ("EBS") activation, or for the purpose of providing programming which Licensee in its sole discretion determines to be of greater national, regional or local importance.

                 6. Advertising And Programming Revenues. Programmer shall retain, and be entitled to receive, all revenues from the sale of advertising time on programming broadcast on the Station. Licensee shall provide to Programmer all revenues from the sale of advertising time on the programming it provides for broadcast on the Station including without limitation all revenues for sales of advertising time on programming provided by Licensee pursuant to Section 1, 5 or 7 hereof.

                 7. Political Advertising. Programmer will provide, make available to and shall sell time to political candidates from the time it purchases from Licensee in material compliance with the Communications Act, and the rules, regulations and policies of the FCC, including without limitation, the equal time and lowest unit rate provisions of the Communications Act, and will otherwise cooperate with Licensee, and provide information to Licensee, to ensure compliance with the political broadcasting requirements of the Communications Act and the FCC's rules and regulations. In the event that it is necessary for Licensee to make time directly available to political candidates in order to comply with the provisions of the Communications Act, Programmer shall immediately relinquish such amounts of time as Licensee shall require.

                 8. Licensee's Representations, Warranties and Covenants. Licensee represents, warrants and covenants to Programmer as follows:

                          (a)     Organization and Authorization.  Licensee is
a corporation duly organized, validly existing and in good standing under the laws of the State of California and has the requisite corporate power to carry on its business as it is now being conducted. Licensee has the corporate power and authority to enter into this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Licensee and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Licensee. This Agreement has been duly executed and delivered by Licensee and constitutes a valid and binding obligation of Licensee, enforceable against Licensee in accordance with its terms.

                          (b)     Music Licenses.  Licensee shall maintain
licenses with BMI, ASCAP and SESAC.

                          (c)     Correspondence.  Licensee shall promptly
forward to Programmer any mail which it may receive from any agency of government or any correspondence from members of the





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public relating to a material complaint regarding any of Programmer's programming broadcast on the Station reasonably believed by Licensee to be actionable at the FCC.

                          (d)     Change in Call Letters.  Upon request from
Programmer, Licensee shall file an application with the FCC to change the call letters for the Station to letters requested by Programmer and shall prosecute such application. Programmer shall pay all costs and expenses, including attorneys' fees and costs, incurred by Licensee in connection with such application promptly upon presentation of invoices for such costs and expenses.

                 9. Programmer's Representations, Warranties and Covenants. Programmer represents, warrants and covenants to Licensee as follows:

                          (a)     Organization and Authorization.  Programmer
is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has the requisite corporate power to carry on its business as it is now being conducted. Programmer has the corporate power and authority to enter into this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Programmer and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Programmer. This Agreement has been duly executed and delivered by Programmer and constitutes a valid and binding obligation of Programmer, enforceable against Programmer in accordance with its terms.

                          (b)     Compliance.  All of the programming,
advertising and promotional material Programmer broadcasts on the Station shall comply in all material respects with all applicable laws, rules, regulations and policies, including, without limitation, the Communications Act and the rules and regulations of the FCC, and the reasonable standards established by Licensee. The performing rights to all music contained in broadcast material supplied hereunder by Programmer shall be licensed by BMI, ASCAP, or SESAC, in the public domain, controlled by Programmer, or cleared at the source by Programmer. Programmer shall provide programming hereunder for at least the number of hours necessary to enable Licensee to meet the minimum hours of operation for the Station required under the FCC's rules and regulations.

                          (c)     Station Identification.  Programmer shall
cooperate with Licensee to ensure that all required Station Identifications announcements are broadcast as required by the FCC rules and regulations. Programmer shall, at Licensee's request, have its employees record, on a form to be supplied by Licensee and at intervals to be specified by Licensee, information concerning transmitter operating characteristics,





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tower lighting information, and EBS test information and shall transmit weekly
EBS tests under Licensee's supervision.

                          (d)     Documentation.  Programmer shall provide to
Licensee monthly documentation of the programs it has broadcast which address problems, needs and interests of the community for the Station. Programmer shall provide local news and public affairs programming relevant to the community for the Station and of sufficient quality to assist Licensee in satisfying its obligations to respond to the needs of such communities.

                          (e)     Emergency Broadcasting.  Programmer shall
cooperate with Licensee to ensure that all required EBS announcements are broadcast as required by the FCC rules and regulations.

                          (f)     Information.  Programmer will promptly
prepare and furnish to Licensee such information, records and reports regarding the programming provided by Programmer hereunder in sufficient detail as is necessary to enable Licensee to comply with all rules and policies of the FCC or any other government agency.

                          (g)     Correspondence.  Programmer shall promptly
forward to Licensee any mail which it may receive from any agency of government or any correspondence from members of the public relating to a material complaint regarding the Station or to any of Programmer's programming broadcast on the Station reasonably believed by Programmer to be actionable at the FCC.

                 10. Certification Regarding Market Overlap. Programmer hereby certifies that this Agreement complies with the provisions of paragraphs
(a)(1) and (e)(1) of Section 73.3555 of the FCC's rules.

                 11. Right to Use Programs. The right to use Programmer's programs and to authorize their use in any manner and in any media whatsoever shall be, and remain, vested in Programmer.

                 12. Payola and Conflicts of Interest. Programmer agrees that it will not accept, and will not permit any of its employees to accept, any consideration, compensation, gift, or gratuity of any kind whatsoever, regardless of its value or form, including, but not limited to, a commission, discount, bonus, material, supplies, or other merchandise, services, or labor (collectively, "Consideration"), whether or not pursuant to written contracts or agreements between Programmer and merchants or advertisers, unless the payor is identified in the program for which the Consideration was provided as having paid for or furnished such Consideration, in accordance with the Communications Act and FCC requirements. Programmer agrees to execute, and to have each of its employees who are in a position to determine the content of programming to be broadcast on the





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Station execute, at least once every six (6) months, payola Affidavits in a form reasonably requested by Licensee and Programmer agrees to deliver the originals of all such Affidavits to Licensee as expeditiously as possible following their execution.

                 13.      Indemnification.

                          (a)     By Programmer.  Programmer shall indemnify
and hold Licensee and its attorneys, affiliates, representatives, agents, officers, directors, successors or assigns harmless from and against any Damages resulting from, arising out of or incurred with respect to: (i) a breach of any representation, warranty, covenant or agreement of Programmer contained herein, (ii) any programming provided to Licensee by Programmer pursuant to this Agreement, including, without limitation, liabilities for copyright or proprietary right infringement, libel, slander, defamation, or invasion of privacy, or (iii) any damage to the facilities of Licensee attributable to actions or omissions of employees, representatives or agents of Programmer.

                          (b)     Indemnification by Licensee.  Licensee shall
indemnify and hold Programmer and its attorneys, affiliates, representatives, agents, officers, directors, successors or assigns harmless from and against any Damages resulting from, arising out of, or incurred with respect to: (i) a breach of any representation, warranty, covenant or agreement of Licensee contained herein, or (ii) any programming originated by Licensee for broadcast on the Station, including, without limitation, liabilities for copyright or proprietary right infringement, libel, slander, defamation, or invasion of privacy, .

                          (c)     Procedures.

                                  (i)         Promptly after the receipt by a
party (the "Indemnified Party") of notice of (A) any claim or (B) the commencement of any action or proceeding which may entitle such party to indemnification under this Section, such party shall give the other party (the "Indemnifying Party") written notice of such claim or the commencement of such action or proceeding and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting from such claim. The failure to give the Indemnifying Party timely notice under this subsection shall not preclude the Indemnified Party from seeking indemnification from the Indemnifying Party unless, and then only to the extent, such failure has materially prejudiced the Indemnifying Party's ability to defend the claim or litigation. If such claim does not arise from the claim of a third party, the Indemnifying Party shall have 30 days after such notice to cure the conditions giving rise to such claim to the Indemnified Party's satisfaction. Failure by the Indemnifying Party to notify an Indemnified Party of its election to defend any such claim or action by a third party within 30 days after notice thereof shall have been given to the Indemnifying Party shall be





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deemed a waiver by the Indemnifying Party of its rights to defend such claim or action.

                                  (ii)        If the Indemnifying Party assumes
the defense of any such claim or litigation resulting therefrom with counsel reasonably acceptable to the Indemnified Party, the Indemnified Party may participate, at its expense, in the defense of such claim or litigation provided that the Indemnifying Party shall direct and control the defense of such claim or litigation. The Indemnified Party shall cooperate and make available all books and records reasonably necessary and useful in connection with the defense. Except with the prior written consent of the Indemnified Party, the Indemnifying Party shall not, in the defense of such claim or any litigation resulting therefrom, consent to the entry of any judgment (other than a judgment of dismissal on the merits without cost) or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of a release from all Damages in respect of such claim or litigation.

                                  (iii)       If the Indemnifying Party shall
not assume the defense of any such claim or litigation resulting therefrom, the Indemnified Party may, but shall have no obligation to, defend against such claim or litigation in such manner as it may deem appropriate; provided, however, the Indemnified Party may not compromise or settle such claim or litigation without the Indemnifying Party's prior written consent.

                          (d)     AFTRA Claims.

                                  (i)   If (A) any claim against Programmer is
made that Programmer is subject to or bound by the Agreement dated March 17, 1995, between Licensee and Los Angeles Local, American Federation of Television and Radio Artists (the "AFTRA Contract") due to the existence of this Agreement, including a claim that Programmer has repudiated the AFTRA Contract during the term hereof by not complying with the terms of the AFTRA Contract,
(B) any claim is made against Programmer that Programmer is obligated to bargain with the American Federation of Television and Radio Artists ("AFTRA") as a result of the existence of the AFTRA Contract and the existence of this Agreement, or (C) any claim is made against Programmer which is based on a breach of the AFTRA Contract by Licensee, Licensee shall retain counsel mutually acceptable to Licensee and Programmer (the parties agree Jeffer, Mangels, Butler & Marmaro LLP is acceptable to both parties) to defend Programmer (and Licensee, if applicable) against such claim, including acting as defense counsel in any lawsuit, arbitration or administrative proceeding and prosecuting any appeals. In addition, if during the term of this Agreement AFTRA conducts a strike against the Station, KLVE-FM, Los Angeles, California or KTNQ- AM, Los Angeles, California (the Stations, KLVE-FM and KTNQ-AM





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collectively are referred to herein as the "Subject Stations") or pickets or handbills the Subject Stations' premises, upon request from Programmer Licensee shall retain counsel mutually acceptable to Licensee and Programmer (the parties agree Jeffer, Mangels, Butler & Marmaro LLP is acceptable to both parties) to take affirmative legal action, including seeking an injunction, against AFTRA to cause AFTRA to cease or limit such strike, picketing or handbilling. Licensee shall pay all fees and costs of counsel retained under this subsection. Programmer shall direct and control the defense of the claim or affirmative legal action, as the case may be; provided, however, unless Programmer obtains the prior written consent of Licensee, Programmer may not enter into any settlement which imposes liability on Licensee or which does not include a waiver of all claims against Licensee for a failure by Programmer to comply with the AFTRA Contract.

                                  (ii)        If it is determined, by an order
or decree of an arbitrator, court or administrative agency of competent jurisdiction in an action for which Licensee is required to retain counsel under Section 13(d)(i) that is not subject to appeal or further administrative review or pursuant to a settlement approved by Licensee and Programmer (such order, decree or settlement is referred to herein as the "Final Order"), that any on-air staff announcer at any of the Subject Stations, (collectively, the "Announcers") is covered by the AFTRA Contract or that Programmer is liable for the payment of any wages, including payment for sick days and accrued but unused vacation, reimbursement of business expenses, or contributions to AFTRA Health and Retirement Funds under the AFTRA Contract as a result of a claim described in Section 13(d)(i)(C), Licensee agrees to pay to Programmer 50% of the amount equal to the excess of (A) the minimum wages, including payment for sick days and accrued but unused vacation, and reimbursement of business expenses which must be paid by Programmer under the AFTRA Contract to such Announcer for the period beginning on the Effective Date and ending on March 16, 1998 (the "Union Period") and all contributions which must be made by Programmer to AFTRA Health and Retirement Funds under the AFTRA Contract during the Union Period pursuant to the Final Order, over (B) all wages and reimbursement of business expenses which would have been paid by Programmer to, and all contributions to pension or similar retirement funds which would have been made by Programmer on behalf of, such Announcer during the Union Period if he was not covered under the AFTRA Contract (for purposes of this clause B, an Announcer's wages from Programmer, Programmer's policies of reimbursement for business expenses and contributions by Programmer to pension or similar retirement funds in effect on the date of the Final Order shall be deemed to be the wages which an Announcer would have received after the date of the Final Order, the policy under which such Announcer would have received reimbursement of business expenses after the date of the Final Order and the retirement contributions which would have been made after the date of the Final Order).
In addition, if it is determined by a Final Order that any Subject Station is obligated





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to negotiate with AFTRA concerning a collective bargaining agreement covering any Announcers, Licensee agrees to pay to Programmer 50% of the amount equal to the excess of (1) the minimum wages, including payment for sick days and accrued but unused vacation, and reimbursement of business expenses which must be paid by Programmer to such Announcers under the new collective bargaining agreement with AFTRA for the Union Period and all contributions which must be made by Programmer to AFTRA Health and Retirement Funds under such new collective bargaining agreement during the Union Period, over (2) all wages and reimbursement of business expenses which would have been paid by Programmer to, and all contributions to pension or similar retirement funds which would have been made by Programmer on behalf of, such Announcers during the Union Period if such new collective bargaining agreement had not been entered into (for purposes of this clause 2, an Announcer's wages from Programmer, Programmer's policies of reimbursement for business expenses and contributions by Programmer to pension or similar retirement funds in effect on the date of the Final Order shall be deemed to be the wages which an Announcer would have received after the date of the Final Order, the policy under which such Announcer would have received reimbursement of business expenses after the date of the Final Order and the retirement contributions which would have been made after the date of the Final Order); provided, however, the amount payable by Licensee under this sentence shall not exceed the amount which Licensee would have paid under this sentence if the Subject Station was subject to the AFTRA Contract instead of the new collective bargaining agreement.

                                  (iii)       Programmer shall take all
reasonable action, which does not involve Programmer incurring additional costs or assuming any actual or potential liabilities, suggested by counsel for Licensee to protect against a claim by AFTRA that any Announcer is covered by the AFTRA Contract.

                          (e)     Survival.  The indemnity obligations of
Programmer and Licensee under this Section 13 shall survive any termination of this Agreement, including a termination as a result of the closing of the transactions contemplated by the Asset Purchase Agreement attached as an exhibit to the Option Agreement, and shall continue until the expiration of all applicable statutes of limitations.

                 14.      Termination.

                          (a)       This Agreement may be terminated only as
follows, provided the party seeking to terminate is not then in material default or breach of this Agreement, the Asset Purchase Agreement or the Option Agreement, as follows:

                                  (i)         Only after compliance with
Section 16(a), by 30 days written notice from Licensee or Programmer, if this Agreement is declared invalid or illegal in whole or





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
material part by an order or decree of the FCC or any other administrative agency or court of competent jurisdiction which is not subject to appeal or further administrative or judicial review;

                                  (ii)        By written notice from either
party, if the other party is in material breach of its obligations hereunder and has failed to cure such breach within thirty (30) days of delivery of written notice from the non-breaching party; provided, however, if the breach is a failure by Programmer to pay the amounts due under Section 3, then Licensee may terminate this Agreement if Programmer has not paid the amount due within five business days of delivery of written notice;

                                  (iii)       By mutual written consent of the
parties;

                                  (iv)        Only after compliance with
Section 16(a), by 30 days written notice from Licensee or Programmer if there has been a change in FCC rules or policies that would cause this Agreement or any material provision hereof to be in violation thereof and such change is not subject to appeal or further administrative or judicial review; or

                                  (v)         By written notice from Licensee
or Programmer, upon termination of the Option Agreement.

                          (b)     Survival.  The provisions of Sections 3 (only
with respect to expenses incurred prior to termination and any payments with respect to terminated employees under Section 3(b)(iii)), 4 (only with respect to obligations incurred prior to termination), 6, 13 and 18 shall survive a termination of this Agreement.

                 15. Use of Assets. Licensee hereby grants to Programmer an unlimited license to use the term "KSCA(FM)" in conjunction with programming aired on the Station. Licensee agrees to permit Programmer to have access to the equipment for the Station when necessary in connection with airing programming on the Station.

                 16.      Regulatory Matters.

                          (a)     Governmental Action.  If this Agreement could
be terminated under Section 14(a)(i) or 14(a)(iv) after compliance with this
Section 16(a), then the parties shall use good faith efforts to reasonably modify this Agreement in a manner that will cure such invalidity, illegality or violation and that will maintain a balance of the material benefits and burdens to Licensee and Programmer comparable to the balance of the material benefits and burdens to Licensee and Programmer provided in this Agreement in its current form. If modifying this Agreement in order to effect such cure without materially changing the balance of benefits and burdens to Licensee and


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
Programmer provided in this Agreement in its current form is not possible, then either party may terminate this Agreement in accordance with Section 14(a)(i) or 14(a)(iv) if such party is in compliance with such Section.

                          (b)     FCC Matters.  Should a change in FCC policy
or rules make it necessary to obtain the FCC's consent to the implementation, continuation, or further effectuation of any element of this Agreement, Licensee and Programmer shall use their commercially reasonable efforts (each party to bear its own costs) diligently to prepare, file, and prosecute before the FCC all petitions, waiver requests, applications, amendments, rulemaking comments, and other documents necessary to secure and/or to retain the FCC's approval of all aspects of this Agreement. Notwithstanding anything in this Agreement to the contrary, no joint filing shall be made with the FCC by Licensee and Programmer with respect to this Agreement, unless both parties hereto shall have reviewed said filing and shall have consented to its submission to the FCC; and neither Licensee nor Programmer shall make any unilateral filing with the FCC with respect to this Agreement, unless the party intending to make such filing shall first have consulted with the other party concerning such filing.

                 17. Definitions. The following terms shall have the following meaning:

                 "Communications Act" shall mean the Communications Act of 1934, as amended.

                 "Damages" shall mean any liability, loss, cost, expense, judgment, order, settlement, obligation, deficiency, claim, suit, proceeding (whether formal or informal), investigation, lien, encumbrance, security interest, mortgage, pledge or other damage, including, without limitation, attorney's fees and expenses. Notwithstanding the foregoing, "Damages" shall not include any consequential damages, including, but not limited to, loss of future revenue or income, cost of capital or loss of business reputation or opportunity.

                 "Effective Date" shall mean the date after the Initial Payment Date (as defined in the Option Agreement) specified by Programmer in a notice delivered to Licensee, which date shall not be more than 14 days after the Initial Payment Date (as defined in the Option Agreement).





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
                 Each of the following terms shall have the meanings set forth in the Section opposite such term:

      Term                                                    Section
      ----                                                    -------
Agreement                                                     Preamble
AFTRA                                                         13(d)(i)
AFTRA Contract                                                13(d)(i)
Announcers                                                    13(d)(ii)
Asset Purchase Agreement                                      2
Consideration                                                 12
EBS                                                           5
FCC                                                           Recital A
Final Order                                                   13(d)(ii)
Indemnified Party                                             13(c)
Indemnifying Party                                            13(c)
Licensee                                                      Preamble
Option                                                        5
Option Agreement                                              Recital B
Programmer                                                    Preamble
Station                                                       Recital A
Subject Station                                               13(d)(i)
Term                                                          2
Union Period                                                  13(d)(ii)

            18.         Miscellaneous.

                        (a) Force Majeure. Notwithstanding anything contained in this Agreement to the contrary, no party shall be liable to another party for a failure to perform any obligation under this Agreement, if such party shall be prevented from such performance by reason of fires, strikes, labor unrest, embargoes, civil commotion, rationing, or other orders or requirements, acts of civil or military authorities, acts of God, or other contingencies beyond the reasonable control of the parties, including equipment failures, and all provisions herein requiring performance within a specified period shall be deemed to have been modified in order to toll or to extend the period in which such performance shall be required, in order to accommodate the period of the pendency of such contingency which shall prevent such performance. This provision is subject to the provisions of the Asset Purchase Agreement, if executed, which provide for a reduction of the purchase price in certain circumstances relating to preemption of programming and the Station's inability to broadcast.

                        (b) Benefit and Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. No party may voluntarily or involuntarily assign its interest under this Agreement without the prior written consent of the other party, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, Programmer may assign its rights hereunder to any permitted assignee of the optionee under the Option Agreement or buyer under the Purchase Agreement. No assignment by Programmer hereunder shall relieve Programmer of its obligations hereunder.

                        (c) Headings. The headings set forth in this Agreement are for convenience only and will not control or affect the meaning or construction of the provisions of this Agreement.

                        (d) Governing Law. This Agreement and the rights of the parties hereto shall be governed by, and construed in accordance with, the laws of the State of California, without giving effect to the choice of law principles thereof.

                        (e) Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

                        (f) Severability. In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument.

                        (g) Attorneys' Fees. Should any party hereto institute any action or proceeding at law or in equity to enforce any provision of this Agreement, including an action for declaratory relief, or for damages by reason of an alleged breach of any provision of this Agreement, or otherwise in connection with this Agreement, or any provision hereof, the prevailing party shall be entitled to recover from the losing party reasonable attorneys' fees and costs for services rendered to the prevailing party in such action or proceeding.

                        (h) Multiple Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

                        (i) Notices. Unless applicable law requires a different method of giving notice, any and all notices, demands or other communications required or desired to be given hereunder by any party shall be in writing. Assuming that the contents of a notice meet the requirements of the specific Section of this Agreement which mandates the giving of that notice, a notice shall be validly given or made to another party if served either personally or if deposited in the United States mail, certified or registered, postage prepaid, or if transmitted by telegraph, telecopy or other electronic written transmission device or if sent by overnight courier service, and if addressed to the applicable party as set forth below. If such notice, demand or other communication is served personally, service shall be conclusively deemed given at the time of such personal service. If such notice, demand or other communication is given by mail, service shall be conclusively deemed given seventy-two (72) hours after the deposit thereof in the United States mail. If such notice, demand or other communication is given by overnight courier, or electronic transmission, service shall be conclusively deemed given at the time of confirmation of delivery. The addresses for the parties are as follows:

                        If to Programmer:

                                    Clear Channel Radio, Inc.
                                    200 Concord Plaza, Suite 600
                                    San Antonio, Texas 78216
                                    Attention:  Mr. Mark P. Mays
                                    Telecopier No.: (210) 822-2299

                        If to Licensee:

                                    4383 Colfax Avenue
                                    Studio City, California 91604
                                    Attention:  Mrs. Jackie Autry
                                    Telecopier:  (818) 752-7779

                        with a copy to:

                                    Jeffer, Mangels, Butler & Marmaro LLP
                                    2121 Avenue of the Stars, Tenth Floor
                                    Los Angeles, California  90067
                                    Attention:  Richard M. Brown, Esq.
                                    Telecopier No.:  (310) 203-0567


Either party hereto may change its address for the purpose of receiving notices, demands and other communications as herein provided, by a written notice given in the aforesaid manner to the other party hereto.

                        (j) Waivers. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

                        (k) No Third Party Beneficiaries. Nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person or entity other than the parties hereto and their successors or permitted assigns, any rights or remedies under or by reason of this Agreement.

                        (l) Entire Agreement. This Agreement and the Exhibits hereto constitute the entire agreement and understanding of the parties hereto relating to the matters provided for herein and supersede any and all prior agreements, arrangements, negotiations, discussions and understandings relating to the matters provided for herein. Notwithstanding the foregoing, this Agreement shall not supersede the Option Agreement.

                        (m) Rule of Construction. Each party and counsel for each party have reviewed this Agreement. The parties hereto hereby agree that the normal rule of construction, which requires a court to resolve any ambiguities against the drafting party, shall not apply in interpreting this Agreement.

                        (n) Exhibits. Each Exhibit attached hereto is incorporated herein by reference.

            IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.



                                              GOLDEN WEST BROADCASTERS



                                              By:/s/ Jacqueline Autry
                                                 ------------------------
                                                 Jacqueline Autry
                                                   Executive Vice President


                                              CLEAR CHANNEL RADIO, INC.



                                              By:/s/ Kenneth E. Wyker
                                                 -----------------------
                                                 Name:  Kenneth E. Wyker
                                                   Title: Vice President
                                                          Legal Affairs

                                LIST OF EXHIBITS


        A       Budget

        B       Barter Agreements

        C       Agreements to be Performed